November 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated November 25, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in Commodities

GS Finance Corp.

$5,000,000 Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the price of the iShares® Bitcoin Trust ETF.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after March 2, 2026 up to the coupon payment date on August 30, 2028.

Unless previously redeemed, (i) if the closing price of the underlying ETF is less than the downside threshold price on any ETF business day during the preceding quarterly coupon observation period, you will not receive a payment on the applicable coupon payment date and (ii) if the closing price of the underlying ETF is greater than or equal to the downside threshold price on every ETF business day during the preceding quarterly coupon observation period, you will receive on the applicable coupon payment date a contingent quarterly coupon.

At maturity, if not previously redeemed, (i) if the final ETF price on the valuation date is greater than or equal to the downside threshold price you will receive the principal amount of your securities plus any contingent quarterly coupon then due and (ii) if the final ETF price is less than the downside threshold price, you will not receive a contingent quarterly coupon payment and the payment at maturity will be based on the ETF performance factor. Investors will not participate in any appreciation of the underlying ETF.

The securities are for investors who seek to earn a contingent quarterly coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and losing a significant portion or all of the principal amount of their securities.

Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlying ETF seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

By purchasing the securities, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of securities of this type.

FINAL TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® Bitcoin Trust ETF (current Bloomberg symbol: “IBIT UQ Equity”)
Principal amount:

$5,000,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. Subject to redemption by the company as provided under “—Early redemption right” below, on the stated maturity date, in addition to the final contingent quarterly coupon, if any, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	November 25, 2025
Original issue date:	December 1, 2025
Valuation date:	the last observation end date, November 27, 2028, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	November 30, 2028, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final ETF price is greater than or equal to the downside threshold price, $1,000; or
•
if the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor

Initial ETF price:	$49.56, which is the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Downside threshold price:	$32.214, which is 65.00% of the initial ETF price
CUSIP / ISIN:	40058WC61 / US40058WC612
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $939 per security. See page PS-3 for more information.
Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	0.75% ($37,500 in total)*	99.25% ($4,962,500 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $7.50 for each security it sells. It has informed us that it intends to internally allocate $2.50 of the selling concession for each security as a structuring fee.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 21,056 dated November 25, 2025.

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

FINAL TERMS (continued)
Observation end dates:	as set forth under “Observation end dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on March 2, 2026 and ending with the coupon payment date expected to occur on August 30, 2028. If we elect to exercise our redemption right, we will deliver a notice of redemption on or prior to the observation end date immediately preceding the applicable coupon payment date (as such observation end date may be postponed as provided herein). No payments will be made after the securities have been redeemed.

Contingent quarterly coupon:

subject to the company’s early redemption right, on each coupon payment date, for each $1,000 of the outstanding principal amount, the company will pay an amount in cash equal to:

•
if the closing price of the underlying ETF on every ETF business day during the preceding quarterly coupon observation period is greater than or equal to the downside threshold price, $70.25 per security; or
•
if the closing price of the underlying ETF on any ETF business day during the preceding quarterly coupon observation period is less than the downside threshold price, $0.00

Quarterly coupon observation period:

The period from but excluding each observation end date (or the pricing date, in the case of the first quarterly coupon observation period) to and including the next succeeding observation end date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not an ETF business day with respect to the underlying ETF.

Notwithstanding the immediately preceding sentence, if the calculation agent determines that a market disruption event occurs or is continuing on the observation end date for the applicable quarterly coupon observation period or that day is not otherwise an ETF business day, the observation end date, and therefore the last day for such quarterly coupon observation period, will be postponed as provided under “Observation end dates” below.

ETF performance factor:	the final ETF price / the initial ETF price
Discontinuance or modification of the underlying ETF:

If the underlying ETF is delisted from the exchange on which the underlying ETF has its primary listing and the underlying ETF investment advisor or anyone else publishes a substitute underlying ETF that the calculation agent determines is comparable to the underlying ETF and approves as a successor underlying ETF, or if the calculation agent designates a substitute underlying ETF, then the calculation agent will determine coupon payable, if any, on the relevant coupon payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor underlying ETF.

If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing and there is no successor underlying ETF, the calculation agent will determine the coupon or the payment at maturity, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying ETF, unless the actions described in the following two sentences are taken. If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

and there is no successor underlying ETF, the company may, at its option, accelerate the payment on the securities. If the company chooses to exercise this right, (i) it will deliver an acceleration notice to the holder of this security and the trustee at least five business days prior to the date of acceleration, (ii) on the date on which the company delivers the acceleration notice, the calculation agent will determine the amount due and payable per security upon early acceleration in good faith and in a commercially reasonable manner and (iii) that amount will be payable on the date specified in the acceleration notice, unless such date is not a business day, in which case the amount will be payable on the following business day, and the maturity date will be accelerated to such day.

If the calculation agent determines that the underlying ETF or the method of calculating the underlying ETF is changed at any time in any respect — including any split or reverse split of the underlying ETF, a material change in the investment objective of the underlying ETF and any addition, deletion or substitution and any reweighting or rebalancing of the underlying ETF and whether the change is made by the underlying ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying ETF or is due to any other reason —then the calculation agent will be permitted (but not required) to make such adjustments in the underlying ETF or the method of its calculation as it believes are appropriate to ensure that the prices of the underlying ETF used to determine the coupon or payment at maturity, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlying ETF may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record date:	the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

Observation end dates*	Coupon payment dates**
February 25, 2026	March 2, 2026
May 26, 2026	May 29, 2026
August 25, 2026	August 28, 2026
November 25, 2026	December 1, 2026
February 25, 2027	March 2, 2027
May 25, 2027	May 28, 2027
August 25, 2027	August 30, 2027
November 26, 2027	December 1, 2027
February 25, 2028	March 1, 2028
May 25, 2028	May 31, 2028
August 25, 2028	August 30, 2028
November 27, 2028 (valuation date)	November 30, 2028 (stated maturity date)

* Subject to adjustment as if it were a coupon observation date as described in the accompanying general terms supplement

** Subject to adjustment as described in the accompanying general terms supplement

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $939 per $1,000 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $61 per $1,000 principal amount)

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through March 1, 2026, as described below). On and after March 2, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $61 initial additional amount:

• $53.5 will decline to zero on a straight-line basis from the time of pricing through March 1, 2026; and

• $7.5 will decline to zero on a straight-line basis from December 25, 2025 through January 7, 2026.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

●
General terms supplement no. 17,744 dated October 20, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Investment Summary

The Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 (the “securities”) do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon but only if the closing price of the underlying ETF is at or above the downside threshold price on every ETF business day during the preceding quarterly coupon observation period.

If the closing price of the underlying ETF is less than the downside threshold price on any ETF business day during the preceding quarterly coupon observation period, we will not pay any coupon for the related quarterly period.

If the securities are redeemed early, no more contingent quarterly coupon payments will be made. It is possible that the closing price of the underlying ETF could be below the downside threshold price on an ETF business day during most or all of the quarterly coupon observation periods so that you will receive few or no contingent quarterly coupons during the term of the securities. We refer to these coupons as contingent because there is no guarantee that you will receive a coupon payment on any coupon payment date. Even if the underlying ETF was to be at or above the downside threshold price every ETF business day during some quarterly coupon observation periods, the underlying ETF may fluctuate below the downside threshold price on one or more ETF business days during others.

In addition, if the securities have not been redeemed by us prior to maturity and the final ETF price is less than the downside threshold price, investors will be fully exposed to the decline in the underlying ETF on a 1-to-1 basis, and will receive a payment at maturity that is less than 65.00% of the stated principal amount of the securities and could be zero.

Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlying ETF.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon but only if the closing price of the underlying ETF is at or above the downside threshold price on every ETF business day during the related quarterly coupon observation period. The securities have been designed for investors who are willing to accept the risk of receiving few or no coupon payments for the entire term of the securities and losing all or a significant portion of the principal of their securities in exchange for an opportunity to earn a coupon at an above current market rate if the underlying ETF closes at or above the downside threshold price on every ETF business day during each quarterly coupon observation period until the securities are redeemed by us or reach maturity. The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not been redeemed by us) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed by us, the contingent quarterly coupon may be payable in none of, or some but not all of, the quarterly periods during the term of the securities and the payment at maturity may be less than 65.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are redeemed prior to maturity

This scenario assumes that we redeemed your securities, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on any coupon payment date on or after March 2, 2026 but prior to maturity. If the securities are redeemed by us, no more contingent quarterly coupon payments will be made.

Scenario 2: the securities are not redeemed prior to maturity and investors receive principal back (and possibly a final coupon) at maturity

This scenario assumes that the securities are not redeemed by us and that the underlying ETF closes at or above the downside threshold price on every ETF business day during some quarterly coupon observation periods, but closes below the downside threshold price on one or more ETF business days during others. Consequently, investors receive the contingent quarterly coupon for the quarterly periods for which the closing price of the underlying ETF is at or above the downside threshold price on every ETF business day during the related quarterly coupon observation period, but not for the quarterly periods for which the closing price of the underlying ETF is below the downside threshold price on any ETF business day during the related quarterly coupon observation period. On the valuation date, the underlying ETF closes at or above the downside threshold price. At maturity, investors will receive the stated principal amount and, if the closing price of the underlying ETF was at or above the downside threshold price on every ETF business day during the final quarterly coupon observation period, the contingent quarterly coupon with respect to the final quarterly coupon observation period.

Scenario 3: the securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the securities are not redeemed by us and that the underlying ETF closes at or above the downside threshold price on every ETF business day during some quarterly coupon observation periods, but closes below the downside threshold price on one or more ETF business days during others. Consequently, investors receive the contingent quarterly coupon for the quarterly coupon observation periods for which the closing price of the underlying ETF is at or above the downside threshold price on every ETF business day during such quarterly coupon observation period, but not for the quarterly coupon observation periods for which the closing price of the underlying ETF is below the downside threshold price on any ETF business day during the related quarterly coupon observation period. On the valuation date, the underlying ETF closes below the downside threshold price. At maturity, investors will receive an amount equal to the product of the stated principal amount times the ETF performance factor. Under these circumstances, the payment at maturity will be less than 65.00% of the stated principal amount and could be zero. No coupon will be paid at maturity in this scenario.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (i) the closing prices of the underlying ETF during each quarterly coupon observation period and (ii) the final ETF price. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Quarterly Coupons

Diagram #2: Payment at Maturity if the Securities are Not Redeemed

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying ETF over the life of your securities may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Contingent quarterly coupon:	$70.25 per security
Hypothetical initial ETF price:	$100.00*
Hypothetical downside threshold price:	$65.00 (65.00% of the hypothetical initial ETF price)

* The hypothetical initial ETF price of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial ETF price.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

How to determine whether a contingent quarterly coupon is payable with respect to a quarterly coupon observation period (if the securities previously have not been redeemed):

Hypothetical Quarterly Coupon Observation Period	Lowest Closing Price of the Underlying ETF on an ETF Business Day During the Applicable Quarterly Coupon Observation Period	Contingent Quarterly Coupon (per security)
#1	$80.00 (at or above the downside threshold price)	$70.25
#2	$60.00 (below the downside threshold price)	$0.00
#3	$55.00 (below the downside threshold price)	$0.00
#4 - #12	$50.00 (below the downside threshold price)	$0.00

On each ETF business day during hypothetical quarterly coupon observation period #1, the underlying ETF closes at or above the downside threshold price. Therefore, a contingent quarterly coupon is paid on the relevant coupon payment date.

On at least one ETF business day during each of the hypothetical quarterly coupon observation periods #2 through #12, the underlying ETF closes below the downside threshold price. Therefore, no contingent quarterly coupon is paid on the relevant coupon payment date.

You will not receive a contingent quarterly coupon on any coupon payment date if the closing price of the underlying ETF is below the downside threshold price on any ETF business day during the related quarterly coupon observation period.

How to calculate the payment at maturity (if the securities previously have not been redeemed):

Example	Closing Price of the Underlying ETF (Final ETF Price)	Payment at Maturity
#1	$75.00 (at or above the downside threshold price)	$1,000*
#2	$50.00 (below the downside threshold price)	$1,000 × (50.00 / 100.00) = $500.00

* Does not include contingent quarterly coupon for the final quarterly coupon observation period, if any

In example #1, the final ETF price is at or above the downside threshold price. Therefore, investors receive at maturity the stated principal amount of the securities and, if the closing price of the underlying ETF is at or above the downside threshold price on every ETF business day during the final quarterly coupon observation period, the contingent quarterly coupon with respect to such period. Investors will not participate in any appreciation of the underlying ETF.

In example #2, the final ETF price is below the downside threshold price. Therefore, investors are exposed to the downside performance of the underlying ETF at maturity and receive at maturity an amount equal to the stated principal amount times the ETF performance factor.

If the final ETF price is below the downside threshold price, you will be exposed to the downside performance of the underlying ETF at maturity, and your payment at maturity will be less than $650.00 per security and could be zero.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Additional Hypothetical Examples

The following examples assume that the securities have not been redeemed, neither a market disruption event nor a non-ETF business day occurs on the originally scheduled valuation date, there are no changes in or affecting the underlying ETF or the policies of the underlying ETF’s investment advisor and that the effect of any accrued and unpaid coupon has been excluded.

If the securities are not redeemed, the amount we would deliver for each $1,000 principal amount of your securities on the stated maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been redeemed and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Securities Have Not Been Redeemed
Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity if the Securities Have Not Been Redeemed* (as Percentage of Stated Principal Amount)
150.000%	100.000%
125.000%	100.000%
110.000%	100.000%
105.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
65.000%	100.000%
64.999%	64.999%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%
*Does not include the final coupon, if any

As shown in the table above, if the securities have not been redeemed:

If the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).

If the final ETF price were determined to be 150.000% of the initial ETF price, the payment at maturity (excluding the final coupon, if any) that we would deliver on your securities would be limited to 100.000% of each $1,000 principal amount of your securities. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final ETF price over the initial ETF price.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Subject to our redemption right, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying ETF as measured from the initial ETF price to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the downside threshold price, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the ETF price over the term of the securities, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the securities, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF

If your securities are not redeemed and the final ETF price is less than the downside threshold price, you will lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final ETF price to the downside threshold price will not result in a loss of principal on the securities, a decrease in the final ETF price to less than the downside threshold price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying ETF.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

You May Not Receive a Coupon on Any Coupon Payment Date, and the Potential to Receive a Coupon on a Coupon Payment Date May Terminate at Any Time During the Applicable Quarterly Coupon Observation Period

You will be paid a coupon on a coupon payment date only if the closing price of the underlying ETF is equal to or greater than the downside threshold price on each ETF business day during the preceding quarterly coupon observation period. If the closing price of the underlying ETF on any ETF business day during the applicable quarterly coupon observation period is less than the downside threshold price, you will not receive a coupon payment on the applicable coupon payment date. This will be the case even if the closing price of the underlying

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ETF is above the downside threshold price on every other ETF business day during the applicable quarterly coupon observation period. If this occurs during every quarterly coupon observation period, the overall return you earn on your securities will be zero or less and such return will be less than you would have earned by investing in a security that bears interest at the prevailing market rate.

We Are Able to Redeem Your Securities at Our Option

On each coupon payment date commencing on the coupon payment date expected to occur on March 2, 2026 and ending on the coupon payment date expected to occur on August 30, 2028, we will be permitted to redeem your securities at our option. Furthermore, our option to redeem your securities may adversely affect the value of your securities. It is our sole option whether to redeem your securities prior to maturity and we may or may not exercise this option for any reason. Many factors may influence the likelihood of your securities being redeemed. In general, we will be more likely to redeem the securities when we expect the closing price of the underlying ETF to be at or above the downside threshold price on every ETF business day during the next quarterly coupon observation period. On the other hand, we will be less likely to redeem the securities when we expect the closing price of the underlying ETF to be below the downside threshold price on an ETF business day during the next quarterly coupon observation period, such that you will receive no coupons and/or that you may suffer a significant loss on your initial investment in the securities at maturity. Because of this redemption option, the term of your securities could be reduced. No further payments will be made on the securities if they are redeemed.

The Coupon Does Not Reflect the Actual Performance of the Underlying ETF and Investors Will Not Participate in Any Appreciation of the Underlying ETF

On any coupon payment date, you will receive a coupon only if the closing price of the underlying ETF is equal to or above the downside threshold price on every ETF business day during the preceding quarterly coupon observation period. The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing prices of the underlying ETF between the pricing date and any observation end date or between two observation end dates. You will not participate in any appreciation of the underlying ETF, and the return on the securities will be limited to the coupons, if any, that are paid with respect to each coupon payment date. Accordingly, the coupons, if any, on the securities may be less than the return you could earn on another instrument linked to the underlying ETF that pays coupons based on the performance of either underlying ETF from the pricing date to any observation end date or from observation end date to observation end date.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility,

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price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

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the price of the underlying ETF;
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the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
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economic, financial, regulatory, political, military, public health and other events that affect markets generally, or the underlying ETF in particular, and which may affect the closing price of the underlying ETF;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

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These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

We May Accelerate Your Securities at Our Option If the Underlying ETF Is Delisted or Withdrawn and There Is No Successor Underlying ETF

If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing and there is no successor underlying ETF, we will be permitted to accelerate the payment on your securities at our option and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If we accelerate the payment on your securities at our option, your investment may result in a loss and you may not be able to reinvest your money at a comparable return for a similar level of risk. For more information, see “Summary Terms — Discontinuance or modification of the underlying ETF” in this pricing supplement.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of the underlying ETF. You will not receive any dividends that may be paid on the shares of the underlying ETF. See “—Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF” below for additional information.

Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying ETF or any other rights of a holder of any shares of the underlying ETF. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF.

You Will Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your securities, may adjust the closing price of the underlying ETF for certain events that may affect the underlying ETF, but only in the situations we describe in “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” in the accompanying general terms supplement. The calculation agent will not be required to make an adjustment for every event that may affect the underlying ETF and will have broad discretion to determine whether and to what extent an adjustment is required.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your

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investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlier. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlier.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlier and therefore the market value of your securities and the amount we will pay on your securities, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying ETF or other similar securities, which may adversely impact the market for or value of your securities.

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Additional Risks Related to the Underlying ETF

The Price of the Shares of the Underlying ETF Relates Directly to the Value of the Bitcoin Held by the Underlying ETF and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the Underlying ETF’s Shares

The shares of the underlying ETF are designed to generally reflect the performance of the price of bitcoin – a digital asset – and the price of the shares relates directly to the value of the bitcoin held by the underlying ETF, less the trust’s expenses and liabilities. The price of bitcoin has experienced extreme volatility in recent periods and may continue to do so. A wide variety of complex and difficult to predict factors may affect the price of the shares of the underlying ETF, including, but not limited to:

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Price Volatility, Valuation and Liquidity. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Historically, digital assets have experienced extreme price volatility as a result of loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Future price volatility could result from these and other factors, including a lack of stability and standardized regulation in the digital asset markets and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers. Extreme volatility in the future, including further declines in the trading prices of bitcoin, could have a material adverse effect on the price of the underlying ETF and, consequently, the securities. Further, the lack of centralized pricing sources for digital assets, including bitcoin, and digital asset-related investments poses a variety of valuation challenges. There may be challenges in valuing bitcoin holdings due to price volatility, illiquidity, fragmented markets and inconsistent pricing across exchanges and intermediaries. Moreover, bitcoin trading activity may be suspended without warning due to liquidity shortages, cyberattacks or regulatory action, and users may have limited recourse. Disparate pricing across platforms and intermittent outages can also impair the ability to transact or value holdings of bitcoin reliably. Any complications in valuing bitcoin holdings could have a material adverse effect on the price of the underlying ETF and, consequently, the securities.
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Digital Asset Risk. The price of the underlying ETF is subject to a number of factors relating to the fundamental investment characteristics of bitcoin as a digital asset, including the fact that digital assets are bearer instruments and loss, theft, destruction, or compromise of the associated private keys could result in permanent loss of the asset, and the capabilities and development of blockchain technologies such as the bitcoin blockchain. Digital assets represent a relatively new and rapidly evolving industry, and the price of the underlying ETF depends on the continued acceptance of bitcoin. Changes in the governance of a digital asset network may not receive sufficient support from users and miners, which may negatively affect that digital asset network’s ability to grow and respond to challenges. Furthermore, if less than a substantial majority of users and miners download a proposed modification of the bitcoin network’s source code, the bitcoin network may “fork” (or “split”), with one group running pre‑modified software and the other running modified software. A fork may lead to new security, competition and other concerns and may adversely affect the price of bitcoin, and may adversely affect the underlying ETF, at the time of announcement, adoption, or subsequently.
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Security Threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The bitcoins held in the underlying ETF’s account at its bitcoin custodian or trading balance held with its prime execution agent are expected to be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the underlying ETF’s bitcoins and are expected to become more appealing as the underlying ETF’s assets grow. To the extent that the underlying ETF is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the underlying ETF’s bitcoins may be subject to theft, loss, destruction or other attack.
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Fraud and Manipulation. Digital asset platforms are relatively new and, in some cases, unregulated. The bitcoin market globally and in the United States is not subject to comparable regulatory guardrails and may lack the transparency, controls, and oversight that exist in regulated markets. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or

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manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin, new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely impact the underlying ETF’s creation and redemption arbitrage mechanism and affect the price of the underlying ETF and, consequently, the securities.
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Flaws in the Source Code and Network Attacks. Flaws in the source code for digital assets have been exposed and exploited from time to time, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying bitcoin could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of the bitcoin network or take the underlying ETF’s bitcoin, which would adversely affect the price of the underlying ETF. Any of these actions by a malicious actor could have an adverse impact on the price of the underlying ETF and, consequently, the securities.
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Concentration. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The largest bitcoin wallets are believed to hold, in aggregate, a significant percentage of the bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of bitcoins, and it is possible that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of bitcoin and, consequently, the price of the underlying ETF.
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Lack of Incentives. Participants in the bitcoin network need to be incentivized to participate in the bitcoin network. If the digital asset awards for mining blocks or the transaction fees for recording transactions on the bitcoin network are not sufficiently high to incentivize miners, or if certain jurisdictions continue to limit mining activities, miners may cease expending processing power to mine blocks and confirmations of transactions on the bitcoin blockchain could be slowed. A reduction in the processing power expended by miners on the bitcoin network could increase the likelihood of a malicious actor obtaining control. Lack of incentives to participate in the bitcoin network could result in disruptions in recording transactions on the bitcoin network. Any widespread delays or disruptions in the recording of transactions could result in a loss of confidence in the bitcoin network and could prevent the underlying ETF from completing transactions associated with its day-to-day operations, including creation and redemption of shares of the underlying ETF.
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Competition. Competition from the emergence or growth of other digital assets or methods of investing in bitcoin could have a negative impact on the price of bitcoin and adversely affect the price of the underlying ETF. Although bitcoin was the first digital asset to gain global adoption and critical mass, today there are a multitude of alternative digital asset options. In addition, central banks in various countries have introduced digital forms of legal tender which could have an advantage in competing with, or replace, bitcoin and other cryptocurrencies as a medium of exchange or store of value. Lastly, the underlying ETF faces competition with respect to the creation of competing exchange-traded bitcoin products which may charge lower fees, which could have the effect of the underlying ETF failing to gain acceptance or being able to obtain adequate amounts of bitcoin. Any of the foregoing could have an adverse impact on the price and availability of bitcoin, the price of the underlying ETF and the value of the securities.

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The Policies of the Underlying ETF’s Investment Advisor Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF’s investment advisor may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by the underlying ETF, the calculation of the net asset value and net asset value per share, and additions, deletions or substitutions of assets in the underlying ETF. Such determinations could affect the market price of the shares of the underlying ETF, and therefore, the amount payable on your securities on a coupon payment date or the stated maturity date. The amount payable on your securities and their market value could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the underlying ETF and the manner in which it calculates the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF and the amount payable on your securities more fully under “Summary Terms — Discontinuance or modification of the underlying ETF” in this pricing supplement.

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underlying ETF, and, at any time, may hold shares of the underlying ETF. Goldman Sachs is not otherwise affiliated with the underlying ETF investment advisor. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying ETF. You, as an investor in the securities, should make your own investigation into the underlying ETF.

The underlying ETF investment advisor is not involved in the offering of the securities in any way and does not have any obligation of any sort with respect to the securities. The underlying ETF investment advisor does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the securities.

There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

The purpose of the underlying ETF is to own bitcoin purchased by the underlying ETF in exchange for shares issued by the underlying ETF. The underlying ETF is not actively managed and may be affected by a decline in the price of bitcoin.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in safekeeping the underlying ETF’s bitcoin.

The Underlying ETF Has a Limited Operating History

The securities are linked to the performance of the underlying ETF, which commenced trading on January 11, 2024. Because the underlying ETF has no underlying ETF price history prior to that date, limited historical underlying ETF price information will be available for you to consider in making an independent investigation of the underlying ETF performance, which may make it difficult for you to make an informed decision with respect to the securities.

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The Underlying ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The underlying ETF is concentrated in a single commodity. As a result, the performance of the underlying ETF will be concentrated in the performance of that specific commodity. Although your investment in the securities will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the underlying ETF, the return on your investment in the securities will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the underlying ETF, which could have an adverse impact on the value of the securities.

Investing in Securities Linked to the Underlying ETF Is Not the Same as Investing Directly in Bitcoin

The performance of the underlying ETF may not fully replicate the performance of the price of bitcoin due to the fees and expenses charged by the underlying ETF or by restrictions on access to bitcoin due to other circumstances. The underlying ETF does not generate any income and as the underlying ETF regularly sells bitcoin to pay for its ongoing expenses, the amount of bitcoin represented by each share of the underlying ETF has gradually declined over time. The underlying ETF sells bitcoin to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of bitcoin. The sale of the underlying ETF’s bitcoin to pay expenses at a time of low bitcoin prices could adversely affect the value of the underlying ETF and, therefore, the value of your securities. Additionally, there is a risk that part or all of the underlying ETF’s bitcoin could be lost or stolen due to theft, which could adversely affect the value of your securities.

The Method By Which the Underlying ETF Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the Underlying ETF; The CME CF Bitcoin Reference Rate Has a Limited Operating History

On each business day, as soon as practicable after 4:00 p.m. (New York Time), the underlying ETF evaluates the bitcoin held by the underlying ETF and determines the net asset value of the underlying ETF and the net asset value per share. For purposes of making these calculations, a business day means any day other than a day when Nasdaq is closed for regular trading. The underlying ETF values the bitcoin held by the underlying ETF by reference to the CME CF Bitcoin Reference Rate, which has only been in operation since February 2022. The CME CF Bitcoin Reference Rate serves as a once-a-day benchmark rate of the U.S. dollar price of bitcoin (USD/BTC), calculated as of 4:00 p.m. (New York Time). The net asset value of the underlying ETF equals the total assets of the underlying ETF, which consists solely of bitcoin and cash, less total liabilities of the underlying ETF. The net asset value per share of the underlying ETF equals the net asset value of the underlying ETF divided by the number of shares outstanding on the day the computation is made. If the CME CF Bitcoin Reference Rate is not available, the underlying ETF’s holdings may be fair valued on a temporary basis in accordance with the policy approved by the trustee.

If the CME CF Bitcoin Reference Rate, or other valuation method, does not prove to be an accurate benchmark, and the CME CF Bitcoin Reference Rate, or other valuation method, varies materially from the price of bitcoin determined by other mechanisms, the net asset value of the underlying ETF and, therefore, the value of an investment in the shares could be adversely impacted.

Termination or Liquidation of the Underlying ETF Could Adversely Affect the Value of the Securities

The underlying ETF is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the actual exchange rate of bitcoin is lower than the price of bitcoin at the time when you purchased your securities, which could have an adverse impact on the value of the securities.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities

The value and liquidity of digital asset markets generally, and bitcoin specifically, may be influenced by new laws, regulations, policies and guidance which may vary significantly among international, U.S. federal, state and local jurisdictions. The regulatory environment for digital assets is constantly evolving, and new regulations or policies

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may materially adversely affect the underlying ETF and its ability to invest in bitcoin or the value of bitcoin. Regulation of digital assets may also vary significantly among international, federal, state, and local jurisdictions and is subject to a level of uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations or guidance, or take other actions, which may severely impact the use of digital assets generally and the technology behind them or the means of transacting in or transferring them. Failure by the underlying ETF to comply with any current or future laws, rules and regulations, some of which may be subject to change, could result in a variety of adverse consequences.

Even Though Cryptocurrencies Trade Around-The-Clock, Your Securities Will Not

Your securities are linked to an underlying ETF that holds bitcoin. The interbank market in cryptocurrencies is a global, around-the-clock market. Therefore, the hours of trading for your securities, if any trading market develops, will not conform to the hours during which bitcoin trades. Significant price and rate movements may take place in the underlying cryptocurrency exchange markets that will not be reflected immediately in the price of your securities. The possibility of these movements should be taken into account in relating the value of your securities to those in the underlying cryptocurrency exchange markets. There is no systematic reporting of last-sale information for cryptocurrencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank cryptocurrency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the underlying ETF used to calculate the amount payable on your securities. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying cryptocurrency exchange markets.

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a substantial risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Although the

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application and effect are uncertain, if Section 1260 of the Internal Revenue Code were to apply to your notes, it is not likely to have a significant impact on the character of your gain or loss on the notes. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying ETF

The iShares® Bitcoin Trust ETF (the “trust”) issues shares (the “shares”) representing fractional undivided beneficial interests in its net assets.

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The purpose of the trust is to own bitcoin purchased by the trust in exchange for shares issued by the trust. The trust seeks to reflect generally the performance of the price of bitcoin. The trust seeks to reflect such performance before payment of the trust’s expenses and liabilities. The shares are intended to constitute a simple means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. For more information about bitcoin, see “Bitcoin” in this pricing supplement.
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The trust’s trustee is BlackRock Fund Advisors.
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The shares trade under the ticker symbol “IBIT” on The Nasdaq Stock Market LLC.
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The trust’s SEC CIK Number is 0001980994.
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The trust’s inception date was January 5, 2024.

Coinbase Custody Trust Company, LLC is the custodian of the trust's bitcoin holdings; Coinbase, Inc., an affiliate of Coinbase Custody Trust Company, LLC, is the prime execution agent; the Bank of New York Mellon is the custodian for the Trust's cash holdings and the administrator of the trust; and Wilmington Trust is the Delaware trustee of the trust. The trust issues (in blocks of 40,000 shares, each of which is referred to as a “basket”) shares representing fractional undivided beneficial interests in its net assets. The assets of the trust consist primarily of bitcoin held by a custodian on behalf of the trust. The trustee of the trust sells bitcoin held by the trust to pay the trust’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

The trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of bitcoin. The trust pays the sponsor’s fee, which accrues daily at an annualized rate equal to 0.25% of the net asset value of the trust, at least quarterly in arrears. The trustee of the trust will, when directed by the sponsor of the trust, and, in the absence of such direction, may in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of the trust sponsor’s fee and trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of bitcoin necessary to pay the trust sponsor’s fee and trust expenses or liabilities not assumed by the trust sponsor, the net asset value of the trust will decrease over the life of the trust. New purchases of bitcoin utilizing cash proceeds from new shares issued by the trust do not reverse this trend. A decrease in the amount of bitcoin represented by each share is expected to result in a decrease in the price of the shares, even if the price of bitcoin has not changed. To retain the share's original price, the price of bitcoin would likely have to increase. Without that increase, the lesser amount of bitcoin represented by the share would be expected to cause the shares to have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of bitcoin represented by each share, the price of the shares will likely decrease.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

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We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your security and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a security, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

Historical Closing Prices of the Underlying ETF

The closing prices of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF will result in you receiving any coupon payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2024 (from the date the underlying ETF commenced trading on January 11, 2024) and 2025 (through November 25, 2025). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the Underlying ETF

	High	Low	Period End
2024
Quarter ended March 31 (from January 11, 2024)	$41.95	$22.32	$40.47
Quarter ended June 30	$40.95	$32.39	$34.14
Quarter ended September 30	$38.93	$30.41	$36.13
Quarter ended December 31	$60.73	$33.95	$53.05
2025

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	High	Low	Period End
Quarter ended March 31	$60.42	$44.91	$46.81
Quarter ended June 30	$63.23	$43.59	$61.21
Quarter ended September 30	$69.84	$59.84	$65.00
Quarter ending December 31 (through November 25, 2025)	$71.29	$47.97	$49.56

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The graph below shows the daily historical closing prices of the underlying ETF from January 11, 2024 (the date the underlying ETF commenced trading) through November 25, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the price of most commodity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® Bitcoin Trust ETF

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Bitcoin

Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a security as a hedge or that is hedged against interest rate risks;
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a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlying ETF. Except as otherwise stated below, the discussion herein assumes that your securities will be so treated.

Contingent quarterly coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

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Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding any amounts attributable to accrued and unpaid contingent quarterly coupon payments, which will be taxable as described above) and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, there exists a substantial risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Although the application and effect are uncertain, if Section 1260 of the Internal Revenue Code were to apply to your notes, it is not likely to have a significant impact on the character of your gain or loss on the notes. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases the securities at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your securities should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your securities should be treated as ordinary income or (2) you should not include the contingent quarterly coupon payments in income as you receive them but instead you should reduce your basis in your securities by the amount of contingent quarterly coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you different from those described above.

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It is also possible that the Internal Revenue Service could seek to characterize your securities as notional principal contracts. It is also possible that the contingent quarterly coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

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• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent quarterly coupon payments on the securities is uncertain, in the absence of further guidance, we intend to withhold on the contingent quarterly coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent quarterly coupon payments were characterized as contract fees). Withholding also may not apply to contingent quarterly coupon payments made to you if: (i) the contingent quarterly coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent quarterly coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities and, notwithstanding that we do not intend to treat each security as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each security for U.S. federal income tax purposes are possible. Should an alternative characterization of each security by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent quarterly coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to your securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent quarterly coupon payments or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $7.50 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $2.50 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on December 1, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

By purchasing the securities, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of securities of this type.

November 2025

GS Finance Corp. Contingent Income Callable Securities Based on the Price of the iShares® Bitcoin Trust ETF due November 30, 2028 Principal at Risk Securities

Validity of the Securities and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

November 2025